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                                             EXHIBIT 5




                              December 2, 1994


U S WEST, Inc.
7800 East Orchard Road
Englewood, Colorado 80111

                Re:  U S WEST Registration Statement on Form S-3
                     -------------------------------------------

Gentlemen and Ladies:

     I have examined the Registration Statement on Form S-3 filed on December 2, 1994 (the "Registration Statement") by U S WEST, Inc. (the "Company"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of shares of the Company's common stock without par value (the "Securities"). I have examined the Company's articles of incorporation and bylaws, as amended, and such other documents, certificates and matters of fact as I have deemed necessary for purposes of this opinion. I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the issue and sale of the Securities.

     Based upon the foregoing, it is my opinion that, subject to the receipt of payment for the Securities, when the Securities have been issued and delivered in accordance with the terms of the Registration Statement, such Securities shall be legally issued, fully paid and non-assessable.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

                              Very truly yours,

                              /s/ Stephen E. Brilz

                              Stephen E. Brilz